SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 17, 2008

MRU Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 17, 2008, Education Empowerment SPV, LLC (“EE SPV”), a Delaware limited liability company and an affiliate of MRU Holdings, Inc. (the “Company”), as borrower, entered into the Third Amendment and Restatement of the Receivables Loan and Security Agreement (the “Third Amendment”), dated as of April 11, 2007, with Autobahn Funding Company LLC (“Autobahn”), as the lender, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ Bank”), as agent for the lender, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer, pursuant to which DZ Bank provides the Company and its affiliate with a $200 million total commitment warehouse loan facility (the “DZ Facility”). In connection with the Third Amendment, the Education Empowerment Fund I, LLC, an affiliate of the Company (“EEF”), EE SPV, Autobahn and DZ Bank also entered into a Second Amendatory Supplement to Fee Letter (the “Fee Letter”) and EEF and EE SPV entered into Amendment No. 2 to the Transfer and Contribution Agreement (Prime) (the “TCA,” collectively with the Fee Letter and the Third Amendment, the “Amendments”), both dated as of September 17, 2008.

Among other things, the Amendments amend the DZ Facility to:

•	waive through October 31, 2008 the tangible net worth and liquidity ratio covenants with respect to the Company, as the Company would be in violation of these covenants absent such waiver;

•
provide that there will be no more borrowings supported by prime loans until the Company is in compliance with the conditions to the next borrowing including the tangible net worth and liquidity ratio covenants and the outstanding borrowings supported by the prime loans pledged to the facility are paid down to an 89% advance rate, which will be the new advance rate for borrowings supported by prime loans (the Company estimates that, given the current balance of prime loans pledged to the DZ Facility, the requirement to reduce the advance rate from 96.5% to 89% will require the Company to pay approximately $7 million to reduce the outstanding balance of the debt);

•
increase the interest rate that EE SPV must pay on borrowed money under the DZ Facility as follows: (i) for PrePrimeTM loans, from a commercial paper rate (the “CP Rate”) plus a margin of 2.25% to the CP Rate plus a margin of 3.75% and (ii) for prime loans, the CP Rate plus a margin of 1.25% to the CP Rate plus a margin of 3.00%;

•	require an increased minimum FICO score for future prime loans funded and increased interest margin for future private student loans funded; and

•	provide that there will be no further fundings of PrePrime™ loans under the DZ Facility, but the financing of existing PrePrime™ loans pledged to the line will remain in place.

The DZ Facility terminates on April 11, 2012, unless terminated earlier at EEF SPV’s option or as a result of an event of default or similar occurrence. The amount of the total commitment that can be drawn down and remain outstanding at any time depends on a borrowing base calculation, which measures the outstanding balance of the student loans pledged to the lender, less non-performing loans or loans that exceed certain concentration limits. Each private student loan that is pledged to the lender is required to meet certain eligibility criteria at the time of pledge. EEF SPV is subject to standard representations, covenants, and events of default under the Third Amendment. Events of default include bankruptcy, misrepresentation, breach of covenant, material adverse change, failure of EEF or the Company to maintain certain financial ratios, breach by EEF SPV’s portfolio of student loans of certain performance triggers and change of control.

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The foregoing description of the Amendments are qualified in their entirety by reference to the Third Amendment, the Fee Letter and the TCA, each of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2008, which the Company intends to file in November 2008.

These Amendments formalize the informal waivers of certain events of default with respect to the DZ Facility that were disclosed in our annual report on Form 10-K for the fiscal year ended June 30, 2008, which was filed with the SEC on September 15, 2008.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 18, 2008, the Company received written notification from The Nasdaq Stock Market stating that, based upon the Company’s annual report on Form 10-K for the period ended June 30, 2008, which reported stockholders’ equity of ($5,540,000), the Company does not comply with the minimum $10.0 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(3).

On September 19, 2008, the Company issued a press release, attached hereto as Exhibit 99.1, indicating, among other things, that the Company seeks to comply with the written notification by providing The Nasdaq Stock Market, on or before October 3, 2008, a specific plan to achieve and sustain compliance with all of The Nasdaq Global Market listing requirements, including a time frame for completion of the plan.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 19, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

September 22, 2008	By:	/s/ Yariv Katz
Name: Yariv Katz
Title: Vice President and General Counsel

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